Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 4 to the Registration Statement on Form F-1 of Li Bang International Corporation Inc. of our report dated July 28, 2022 with respect to our audits of the consolidated financial statements of Li Bang International Corporation Inc. as of June 30, 2021 and 2020 and for each of the years in the two year period ended June 30, 2021, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

August 18, 2022